                                                                    EXHIBIT 99.2

                   (STERLING FINANCIAL CORPORATION LETTERHEAD)



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 13, 2000


TO THE SHAREHOLDERS OF STERLING FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the regular Annual Meeting of the Shareholders of Sterling Financial Corporation will be held at the Liberty Place Theater and Conference Center, 313 West Liberty Street, Lancaster, Pennsylvania, on Tuesday, June 13, 2000, at 9:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

     1. To approve and adopt the Agreement and Plan of Merger, dated as of January 25, 2000, by and between Sterling Financial Corporation and Hanover Bancorp, Inc. (Attached as Annex A to accompanying proxy statement), providing for the acquisition of Hanover Bancorp, Inc. through the merger of Hanover Bancorp, Inc. into Sterling.

     2. To vote on the adjournment of the Sterling Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.

     3. To elect five Class of 2003 directors to serve for a three-year term until their successors are elected and qualified.

     4. To ratify the selection of Ernst & Young, LLP as the corporation's independent certified public accountants for the year ending December 31, 2000.

     5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only those shareholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the meeting.

Please promptly sign the enclosed proxy and return it in the enclosed postpaid envelope. We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the corporation before the vote at the meeting.

We enclose, among other things, a copy of the 1999 Annual Report of Sterling Financial Corporation.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 John E. Stefan
                                 Chairman of the Board,
                                 President, and Chief Executive Officer